EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	David T. Parker
Investor Relations / Public Relations
(208) 368-5584
dtparker@micron.com

Web Site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

THIRD QUARTER OF FISCAL YEAR 2003

                Boise, Idaho, June 18, 2003  — Micron Technology, Inc., (NYSE: MU) today announced results of operations for its third fiscal quarter of 2003, which ended May 29, 2003.  The Company reported a third quarter net loss of $215 million, or $0.36 per diluted share, on sales of $733 million.  Net sales for the third quarter of 2003 benefited from an increase in megabit sales volume compared to the immediately preceding quarter.  This increase was more than offset, however, by the effect of an approximate 15% decrease in average selling prices during the quarter.  Sales for the first nine months of 2003 were approximately 20% higher than for the first nine months of fiscal 2002.  The Company does not expect to recognize any tax benefit in fiscal 2003 from its U.S. net operating losses, and similarly, future U.S. income will not bear an income tax provision until the Company’s net operating loss carryforwards are utilized.

                Megabit production increased approximately 20% in the third quarter of 2003 compared to the second quarter principally due to the Company’s process technology migration to .13 and .11 micron devices and improved manufacturing yields. Third quarter sales volume as measured in megabits slightly outpaced production resulting in lower levels of finished goods inventories. Significantly improved manufacturing costs in the third quarter mitigated the effects of declines in average selling prices, and as a result, the Company incurred a nominal charge to cost of goods sold ($15 million as compared to $197 million in the second quarter) to write down work in process and finished goods inventories to their estimated market values. Absent the effects of current and prior quarters’ inventory write-downs and restructure charges, the Company’s operating loss would have been $343 million in the third quarter of fiscal 2003 and $386 million for the second quarter.

                The Company’s average selling prices in the third quarter of fiscal 2003 reflect declines in selling prices for DDR SDRAM products partially offset by increases in selling prices for Synchronous DRAM products.  DDR SDRAM products represented approximately 65% of megabits sold in the third quarter of fiscal 2003.

                As of May 29, 2003, the Company had $1.1 billion in cash and short-term investments, which includes approximately $100 million of restricted cash.

                The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, including audio and slides, will be available online at www.micron.com. (In order to access the webcast, you will need Internet Explorer 4.0 or higher, RealPlayer or Windows Media Player and speakers for audio.) A Webcast replay will be available on the Company's web site. A taped replay of the audio portion of the call will be available at (973) 341-3080 (confirmation code: 3959620) beginning at 5:30 p.m. MDT today and continuing until 7:30p.m. MDT on June 20, 2003.

                Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its Web site at www.micron.com.

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MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 29,	Feb. 27,	May 30,	May 29,	May 30,
	2003	2003	2002	2003	2002

Net sales	$732.7	$785.0	$771.2	$2,202.8	$1,841.0
Cost of goods sold (1)	661.7	1,008.9	603.0	2,393.0	1,742.4
Gross margin	71.0	(223.9)	168.2	(190.2)	98.6

Selling, general and administrative	87.2	92.4	77.2	276.0	236.4
Research and development	161.7	174.1	134.4	490.3	424.8
Restructure charge (2)	(5.4)	107.9	—	102.5	—
Other operating (income) expense (3)	11.2	2.3	3.3	21.9	(4.9)
Operating loss	(183.7)	(600.6)	(46.7)	(1,080.9)	(557.7)

Interest income (expense), net	(8.3)	(3.1)	5.0	(9.9)	30.4
Other non-operating income (expense)	1.0	2.1	1.4	3.7	(6.8)
Income tax (provision) benefit (4)	(23.9)	(17.6)	16.1	(62.9)	213.6
Net loss	$(214.9)	$(619.2)	$(24.2)	$(1,150.0)	$(320.5)

Loss per share: (5)
Basic	$(0.36)	$(1.02)	$(0.04)	$(1.90)	$(0.53)
Diluted	(0.36)	(1.02)	(0.04)	(1.90)	(0.53)

Number of shares used in per share calculations:
Basic	608.3	607.2	602.3	606.9	600.7
Diluted	608.3	607.2	602.3	606.9	600.7

SELECTED FINANCIAL DATA

		As of
	May 29,	Feb. 27,	Aug. 29,
	2003	2003	2002
Cash and short-term investments	$1,003.8	$1,205.9	$985.7
Receivables	495.5	482.6	537.9
Inventories (1)	431.1	367.9	545.4
Total current assets	1,962.1	2,108.1	2,118.8
Property, plant and equipment, net	4,576.2	4,653.2	4,699.5
Restricted cash (6)	101.7	51.7	51.6
Total assets	7,142.6	7,336.4	7,555.4

Accounts payable and accrued expenses	631.3	621.8	554.1
Current portion of long-term debt	93.7	109.0	93.1
Total current liabilities	895.3	865.5	752.7
Long-term debt (7)	1,002.8	1,030.6	360.8
Redeemable common stock (5)	64.9	63.3	60.2
Shareholders’ equity (8)	5,087.2	5,296.1	6,306.4

	Nine Months Ended
	May 29,	May 30,
	2003	2002
Net cash provided by operating activities	$172.3	$492.8
Net cash used for investing activities	(321.2)	(538.6)
Net cash provided by (used for) financing activities	430.5	(89.6)

Depreciation and amortization	911.1	881.9
Expenditures for property, plant and equipment	(674.0)	(475.2)
Payments on equipment purchase contracts	(123.4)	(74.4)

Noncash equipment acquisitions on contracts payable and capital leases	250.4	98.2

                The following table sets forth the Company’s operating loss adjusted to exclude the effects of the current and prior quarters’ inventory write-downs and restructure charges.  These adjusted amounts are not presented in accordance with generally accepted accounting principles, however the Company believes this information may be useful in assessing the effects of inventory write-downs and the restructure charges on the Company’s operating loss and analyzing the Company’s operating loss trends.

	3rd Qtr.	2nd Qtr.
	May 29,	Feb. 27,
	2003	2003
Operating loss:
As reported	$(183.7)	$(600.6)
Inventory write-down	14.6	197.4
Estimated effect of previous write-downs	(168.1)	(98.6)
Restructure and related charges	(6.1)	115.7
As adjusted	$(343.3)	$(386.1)

(1)   Charges to write down the Company’s work in process and finished goods inventories to their estimated market values were $15 million and $303 million for the third quarter and first nine months of fiscal 2003, respectively, $197 million for the second quarter of fiscal 2003 and $26 million and $203 million for the third quarter and first nine months of fiscal 2002, respectively.  Cost of goods sold in the first nine months of fiscal 2003 also includes a $7 million write-down of raw materials and work in process inventories associated with products discontinued in connection with the Company’s restructure activities.  See Note (2).

(2)   On February 18, 2003, the Company announced a series of cost-reduction initiatives.  In connection with its restructure plan, the Company’s results of operations in the first nine months of fiscal 2003 include a restructure charge of $103 million and other restructure-related charges of $7 million, which are included in cost of goods sold to write down the carrying value of raw materials and work in process inventories associated with discontinued products.  The restructure charge for the first nine months of fiscal 2003 includes the write-down of equipment of $45 million, severance and other termination benefits of $26 million, the write-off of certain intangible assets of $19 million, and other costs totaling $13 million.  The Company’s restructure charge in the third quarter of fiscal 2003 primarily reflects changes in estimated losses associated with assets held for sale.

(3)   Other operating expense in the first nine months of fiscal 2003 includes losses net of gains on write-downs and disposals of semiconductor equipment of $19 million and losses of $12 million from changes in currency exchange rates.  Other operating income in the second quarter of fiscal 2003 includes $14 million in receipts from the U.S. government in connection with anti-dumping tariffs.  Other operating expense in the third quarter of fiscal 2002 includes losses of $15 million from changes in currency exchange rates.  Other operating expense for the first nine months of fiscal 2002 includes losses net of gains on write-downs and disposals of semiconductor equipment of $10 million.

(4)   Income taxes for the third quarter and first nine months of fiscal 2003 primarily reflect taxes on the Company’s non-U.S. operations.  Beginning with the fourth quarter of fiscal 2002, the Company recognized no tax benefit from its domestic net operating losses in accordance with Statement of Financial Accounting Standards No. 109.

(5)   On April 22, 2002, the Company acquired substantially all of the assets of Toshiba Corporation’s (“Toshiba”) DRAM business as conducted by Dominion Semiconductor, L.L.C. located in Virginia.  The total purchase price of $328 million included cash and 1.5 million shares of the Company’s common stock, which was valued at $58 million on the date of the acquisition.  The Company granted Toshiba an option to require the Company to repurchase on October 21, 2003, all of these shares for approximately $68 million in cash.  The option expires if the closing price of the Company’s common stock is at or above $45.05 per share for 20 consecutive trading days.  Accretion of the redeemable common stock toward its redemption amount was $1.6 million and $4.7 million in the third quarter and first nine months of fiscal 2003, respectively.

(6)   On March 13, 2003, TECH Semiconductor Singapore Pte. Ltd. (“TECH”), a memory manufacturing joint venture in which the Company is a shareholder, refinanced its then existing credit facility by entering into a new $250 million credit facility.  In connection therewith, $50 million previously pledged by the Company as cash collateral with respect to TECH’s credit facility was re-pledged and supplemented with an additional $50 million.  In the event the cash collateral is used to discharge obligations of TECH that are unpaid and due under the TECH credit facility, certain shareholders of TECH have agreed to indemnify the Company for approximately one-half of the amount of the cash collateral used to satisfy such obligations.

(7)   During the second quarter of fiscal 2003, the Company incurred debt totaling $706 million, including $633 million for 2.5% Convertible Subordinated Notes due February 1, 2010 (the “Notes”).  The Notes are convertible through February 1, 2010, into approximately 53.7 million shares of the Company’s common stock at a conversion price of $11.79 per share.  The Company may redeem the Notes after February 6, 2006 at declining premiums to par.  See Note (8).

(8)   Concurrent with issuance of the Notes, the Company purchased call spread options (the “Call Spread Options”), covering 53.7 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the Notes in full.  The Call Spread Options are designed to mitigate dilution from the conversion of the Notes and have a lower strike price of $11.79 and a higher strike price of $18.19.  The Call Spread Options may be settled at the Company’s option either in cash or net shares and expire on January 29, 2008.  The Call Spread Option transactions, including fees and costs of $109 million, are accounted for as capital transactions.